BRITISH
COLUMBIA
The Best Place on Earth

Number: BC0883133

CERTIFICATE
OF
INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that SAN ANTONIO VENTURES INC. was incorporated under the Business Corporations Act on June 9, 2010 at 09:45 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On June 9, 2010

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada